For more information:	Michael Johnson
President, CETCO Oilfield Services Company
504/636-3500

AMCOL INTERNATIONAL (NYSE:ACO)
CETCO OILFIELD SERVICES COMPANY
ANNOUNCES ACQUISITION OF
THE BUSINESS ASSETS OF
PREMIUM REELED TUBING, L.L.C.

ARLINGTON HEIGHTS, IL., May 19, 2008 - AMCOL International Corporation (NYSE: ACO), today announced that its subsidiary, CETCO Oilfield Services Company has acquired the business assets of Premium Reeled Tubing, L.L.C. (PRT). Incorporated in 2005, PRT is principally engaged in coiled tubing services which is commonly used in workovers and completions of oil and gas production wells. This acquisition will complement the existing nitrogen, rental tools and well testing businesses by adding coiled tubing services for both on and offshore applications.

The total purchase price was $44.2 million, of which $40.6 million was paid in cash and $3.6 million in stock. Other terms of the transaction were not disclosed.

Michael Johnson, President of CETCO Oilfield Services Company, stated “The synergies with our existing business lines and PRT are excellent and by combining existing customers and sales efforts we expect immediate growth opportunities. PRT has a great business model and some of the most experienced personnel in the marketplace.”

“The acquisition of PRT represents an expanded opportunity for CETCO Oilfield Services to further focus on specialized offerings. The combination of top quality equipment and a very strong management team matches perfectly with our long-term plans,” stated Greg Norman, Vice President CETCO Oilfield Services Company. PRT has operations bases in Louisiana and Texas with nearly 70 employees.

AMCOL International Corp. produces and markets specialty mineral products used for industrial, environmental and consumer-related applications. The company operates in five industry segments: Minerals, Environmental, Oilfield Services, Transportation and Corporate. AMCOL’s common stock is traded on the New York Stock Exchange under the symbol “ACO.” The Company’s website is www.amcol.com.

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